    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 2002

                                                     REGISTRATION NO. 333-100902
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 1
                                       TO
                                   FORM F-10
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                           AGNICO-EAGLE MINES LIMITED
             (Exact name of Registrant as specified in its charter)


          ONTARIO, CANADA                             1041                             NOT APPLICABLE
 (Province or other jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer Identification No.,
   incorporation or organization)         Classification Code Number)                  if applicable)

       145 KING STREET EAST, SUITE 500, TORONTO, ONTARIO, CANADA M5C 2Y7,
                                 (416) 947-1212
   (Address and telephone number of Registrant's principal executive offices)

                               DAVID J. LEVENSON
                              TROUTMAN SANDERS LLP
                      1660 INTERNATIONAL DRIVE, SUITE 600
                             MCLEAN, VIRGINIA 22102
                                 (703) 734-4328
                              (703) 734-4340 (FAX)
 (Name, address and telephone number of agent for service in the United States)
                         ------------------------------

                                   COPIES TO:

                 SEAN BOYD                                  PATRICIA OLASKER
         Agnico-Eagle Mines Limited               Davies Ward Phillips & Vineberg LLP
            145 King Street East                         1 First Canadian Place
                 Suite 500                                    Suite 4400
         Toronto, Ontario M5C 2Y7                      Toronto, Ontario M5X 1B1
              (416) 947-1212                                (416) 863-0900
           (416) 367-4681 (fax)                          (416) 863-0871 (fax)

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                          PROVINCE OF ONTARIO, CANADA
               (Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. /X/ Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.   / /  At some future date (check appropriate box below).
     1.   / /  Pursuant to Rule 467(b) on (      ) at (      ) (designate a
               time not sooner than seven calendar days after filing).
     2.   / /  Pursuant to Rule 467(b) on (      ) at (      ) (designate a
               time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance
               on (      ).
     3.   / /  Pursuant to Rule 467(b) as soon as practicable after
               notification of the Commission by the Registrant or the
               Canadian securities regulatory authority of the review
               jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
     4.   / /  After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. /X/
                           --------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I
         INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

                             BASE SHELF PROSPECTUS

NEW ISSUE                                        [LOGO]                                 November 8, 2002

                           AGNICO-EAGLE MINES LIMITED

                                DEBT SECURITIES
                                 COMMON SHARES
                                    WARRANTS

                                 US$500,000,000

Agnico-Eagle Mines Limited (the "Company") may from time to time offer and issue debt securities, common shares or warrants to purchase debt securities or common shares (collectively, the "Securities"), up to a total price of US$500,000,000 (or its equivalent in Canadian dollars or any other currency used to denominate the Securities) during the 25-month period that this short form base shelf prospectus, including any amendments hereto, remains valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at time of sale and set forth in an accompanying shelf prospectus supplement (a "Prospectus Supplement").

The specific variable terms of any offering of Securities will be set out in the applicable Prospectus Supplement including, where applicable: (i) in the case of common shares, the number of shares offered, the offering price and any other specific terms; (ii) in the case of debt securities, the designation of the debt securities, any limit on the aggregate principal amount of the debt securities, whether payment on the debt securities will be senior or subordinated to the Company's other liabilities and obligations, whether the debt securities will be secured by any of the Company's assets or guaranteed by any other person, whether the debt securities will bear interest, the interest rate or method of determining the interest rate, whether any conversion or exchange rights will be attached to the debt securities, whether the Company may redeem the debt securities at its option and any other specific terms; and (iii) in the case of warrants, the designation, number and terms of debt securities or common shares purchasable on the exercise of the warrants, any procedures that will result in adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the warrants are issued and any other specific terms. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this prospectus.

All shelf information permitted under applicable laws to be omitted from this prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this prospectus. Each Prospectus Supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

The Company may sell the Securities to or through underwriters or dealers purchasing as principals pursuant to applicable statutory exemptions, and may also sell the Securities to one or more purchasers directly or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

The outstanding common shares of the Company are listed on The Toronto Stock Exchange (the "TSX") under the symbol "AGE" and the New York Stock Exchange (the "NYSE") under the symbol "AEM".

WE ARE PERMITTED TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES. ALTHOUGH WE CURRENTLY PREPARE OUR FINANCIAL STATEMENTS IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, SOME FINANCIAL STATEMENTS INCORPORATED BY REFERENCE HEREIN HAVE, AS INDICATED, BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS. AS A RESULT, THESE FINANCIAL STATEMENTS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

OWNING SECURITIES MAY SUBJECT YOU TO TAX CONSEQUENCES BOTH IN THE UNITED STATES AND CANADA. THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT MAY NOT DESCRIBE THESE TAX CONSEQUENCES FULLY. YOU SHOULD READ CAREFULLY THE DISCUSSION OF TAX CONSIDERATIONS CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT.

YOUR ABILITY TO ENFORCE CIVIL LIABILITIES UNDER THE UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BECAUSE WE ARE INCORPORATED IN ONTARIO, SOME OF OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS ARE CANADIAN RESIDENTS, AND SUBSTANTIALLY ALL OF OUR ASSETS AND THE ASSETS OF THOSE OFFICERS, DIRECTORS AND EXPERTS ARE LOCATED OUTSIDE OF THE UNITED STATES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                            PAGE
                                          --------
PROSPECTUS SUMMARY......................         3
RECENT DEVELOPMENTS.....................         4
FORWARD-LOOKING STATEMENTS..............         5
RISK FACTORS............................         6
THE COMPANY.............................        11
USE OF PROCEEDS.........................        13
CAPITALIZATION..........................        13
DESCRIPTION OF EXISTING INDEBTEDNESS....        14
EARNINGS COVERAGE.......................        17
DESCRIPTION OF SHARE CAPITAL............        17
DIVIDEND POLICY.........................        19
DESCRIPTION OF DEBT SECURITIES..........        19

                                            PAGE
                                          --------
DESCRIPTION OF WARRANTS.................        24
PLAN OF DISTRIBUTION....................        24
LEGAL MATTERS...........................        25
AUDITORS, TRANSFER AGENT AND
  REGISTRAR.............................        25
DOCUMENTS INCORPORATED BY REFERENCE.....        25
AVAILABLE INFORMATION...................        27
ENFORCEABILITY OF CERTAIN CIVIL
  LIABILITIES...........................        27
DOCUMENTS FILED AS PART OF THE
  REGISTRATION STATEMENT................        27

    Only the information contained or incorporated by reference in this prospectus should be relied upon. The Company has not authorized any other person to provide different information. If anyone provides different or inconsistent information, it should not be relied upon. The Securities offered hereunder may not be offered or sold in any jurisdiction where the offer or sale is not permitted. Unless otherwise indicated, the statistical, operating and financial information contained in this prospectus is presented as at December 31, 2001. It should be assumed that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. The Company's business, financial condition, results of operations and prospects may have changed since those dates.

    IN THIS PROSPECTUS, UNLESS STATED OTHERWISE, "AGNICO-EAGLE", THE "COMPANY", "WE", "US", AND "OUR" REFER TO AGNICO-EAGLE MINES LIMITED AND ITS CONSOLIDATED SUBSIDIARY.

    The Company publishes its consolidated financial statements in United States dollars ("US dollars"). Unless otherwise indicated, all references to "$", "US$" or "dollar" in this prospectus refer to US dollars and "C$" refers to Canadian dollars. For information purposes, the noon buying rate in The City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on October 30, 2002 was US$1.00 = C$1.5677 and on November 7, 2002 was US$1.00 = C$1.5528.

    To reflect the Company's substantial U.S. shareholder base and to maintain comparability with other companies in the gold sector, the Company changed its primary basis of reporting to United States generally accepted accounting principles ("US GAAP") effective January 1, 2002. For statutory reporting purposes in Canada, the Company continues to prepare and file consolidated financial statements and related management discussion and analysis under Canadian generally accepted accounting principles ("Canadian GAAP"). UNLESS OTHERWISE STATED HEREIN ALL NUMBERS USED HEREIN WERE PREPARED IN ACCORDANCE WITH CANADIAN GAAP.

    The 2001 Ore Reserve Report dated February 25, 2001 relating to the Company's LaRonde Division prepared by Marc Legault, the LaRonde Division's Chief Geologist, contains information concerning drilling methods, sampling methods and approach, sample preparation, analysis and security, quality control procedures, data verification and laboratories used for analysis, which procedures, techniques and laboratories were used by the Company in connection with the scientific and technical information provided in this prospectus. Marc Legault is a qualified person as defined under the Canadian Securities Administrators' National Instrument 43-101 and has supervised the preparation of and verified the information that forms the basis for the scientific and technical data contained in this prospectus.

                               PROSPECTUS SUMMARY

    THE FOLLOWING INFORMATION IS A SUMMARY ONLY AND IS TO BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED THERETO ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE STATISTICAL, OPERATING AND FINANCIAL INFORMATION CONTAINED IN THIS PROSPECTUS IS PRESENTED AS AT DECEMBER 31, 2001.

                                  THE COMPANY

    The Company is an established Canadian gold producer with mining operations located in northwestern Quebec and exploration and development activities in Canada and the southwestern United States (principally Nevada). The Company's operating history includes almost three decades of continuous gold production, primarily from underground operations. Since its formation in 1972, the Company has produced approximately three million ounces of gold. In 2001, the Company produced 234,860 ounces of gold at an average cash cost of $155 per ounce, net of revenues received from the sale of zinc, silver and copper by-products. The Company believes that it is one of the low cash cost producers in the North American gold mining industry. The Company has traditionally sold all of its gold production at the spot price due to its general policy not to sell forward its future gold production. However, the Company has purchased put options that will allow it to set a floor price of $260 per ounce on approximately 45% of its gold production over the period from 2004 to 2007 inclusive.

    The Company's principal operating divisions are the LaRonde Division and the Exploration Division. The LaRonde Division consists of the LaRonde Mine, including the El Coco Property, which is 100% owned and operated by the Company. The El Coco Property was acquired from Barrick Gold Corporation in 1999 and is subject to a 50% net profits interest on future production from current mineral reserves on this property, which are expected to be depleted by the end of 2003. The LaRonde Mine, with its single operating production shaft (the "Penna Shaft"), currently accounts for all of the Company's gold production. Since the commissioning of the mill in 1988, the LaRonde Division has produced over
1.9 million ounces of gold. The Penna Shaft at the LaRonde Mine extends to a depth of 7,380 feet, which the Company believes makes it the deepest single-lift shaft in the Western Hemisphere. Production was expanded at the LaRonde Mine to 5,000 tons of ore treated per day in October 2000 and to 7,000 tons of ore treated per day in October 2002. As of December 31, 2001, the LaRonde Division had established proven and probable mineral reserves of approximately
3.3 million ounces of contained gold with a total mineral reserve and mineral resource base of 8.5 million ounces of gold.

    The Company's current strategy is to pursue opportunities for growth in gold production and gold reserves through the acquisition of advanced exploration properties, development properties, producing properties or other mining businesses and through continued exploration, development and expansion of the LaRonde Mine. The Company continuously evaluates opportunities to make acquisitions, although it currently has no contract, arrangement or understanding with respect to any material acquisition.

    The Company, through its Exploration Division and its 67.5% owned subsidiary, Sudbury Contact Mines Limited ("Sudbury Contact"), focuses its exploration activities primarily on the identification of new gold reserves and development opportunities in proven producing regions in Canada and the southwestern United States. In addition, Sudbury Contact engages in exploration for deposits of diamonds in northern Ontario.

                              RECENT DEVELOPMENTS

RESULTS OF OPERATIONS FOR THE THIRD QUARTER AND OUTLOOK

    As disclosed in the Company's management's discussion and analysis of financial conditions and the results of operations for the nine months ended September 30, 2002, gold production and revenue for the nine month period were lower than anticipated due to the impact of delays in development in Zone 20 North at depth caused by delays in ventilation installation. As a result of these delays, mining activity was concentrated in the zinc-silver rich zones in the upper part of Zone 20 North. This re-sequencing of production is expected to push into future years gold production initially scheduled for 2002. Production was also affected by an electrical failure of the semi-autogenous (SAG) mill drive which resulted in 11 days of lost production in July 2002. The mill drive has since been replaced. Cash costs per ounce of gold for the nine months ended September 30, 2002 were also higher than anticipated due to lower than projected gold production, a higher El Coco royalty resulting from increased gold price and a weaker than budget zinc price, partially offset by a weaker than anticipated Canadian dollar. In 2003, further cost improvements are anticipated as ore grades increase and production improves at the LaRonde Mine when mining is expected to begin on the higher grade zones and the first full year of production at 7,000 tons of ore treated per day is realized. Gold production for the full year 2002 is now expected to be approximately 285,000 ounces at a cash cost of approximately $130 per ounce and a total cash cost, including royalties payable in respect of production from the El Coco Property, of approximately $165 per ounce. The Company's ability to meet these production and cost targets is subject to the uncertainties associated with mining and processing operations, as well as the effects of gold prices, by-product credits (for zinc, silver and copper), treatment and refining charges and the US dollar/Canadian dollar exchange rate.

    Capital expenditures for 2002 are estimated to be approximately
$55 million. These estimated capital expenditures for the year are approximately $9 million in excess of the budget for the year. The increase was attributable to a decline in labour productivity resulting from high underground temperatures caused by the delays in ventilation installation.

LARONDE MINE EXPANSION

    The expansion of the LaRonde Mine from 5,000 to 7,000 tons of ore per day was completed in October 2002 and the construction of a crushing plant and a load out plant at lower levels is scheduled to be completed by July 2003. Underground, the first production stope on Level 194 was blasted during June 2002. Extraction was delayed while an ore pass between Level 194 and 215 was completed which was slowed due to the delay in installing ventilation to that depth.

    The expansion of the mill is now substantially complete. The mill was shut down for five days in early October 2002 to complete commissioning. Further work remains to be done during the fourth quarter to upgrade the refinery heating and ventilation systems. The mill is expected to average 7,000 tons of ore treated per day during the fourth quarter.

DEEP DEVELOPMENT PROJECT

    The Company has set up a team to study a deep development project at LaRonde to access the Company's mineral resource base of 5.2 million ounces, located outside of the Penna Shaft infrastructure. The initial phase is to study the technical issues associated with deep mining, including ventilation and cooling at depth, hoisting constraints and capacity at depth and excavation stability. A detailed feasibility study has been initiated and the results of this study are expected to be available in the first half of 2003.

PROPOSED ACCOUNTING CHANGE

    Effective January 1, 2003, the Company will adopt Statement of Financial Accounting Standards No. 143 relating to asset retirement obligations. The Company is currently evaluating the impact of adopting this standard. Although the change may negatively affect earnings in the first quarter of 2003, on an annual basis its impact is expected to be immaterial.

UNIT OFFERING

    On November 6, 2002, the Company filed a short form prospectus with the securities commission in each of the provinces of Canada and filed a registration statement on Form F-10 (File No. 333-100850) with the United States Securities and Exchange Commission (the "SEC") relating to an offering (the "Unit Offering") by the Company of units ("Units"), each Unit consisting of one common share and one-half of a share purchase warrant (a "Warrant"), to the public in Canada and the United States. In connection with the Unit Offering, the Company entered into an agreement dated October 31, 2002 (the "Underwriting Agreement") with a syndicate of underwriters (collectively, the "Underwriters"), pursuant to which the Company has agreed to sell and the Underwriters have agreed to purchase from the Company 12,000,000 Units at a price of C$21.79 per Unit ($13.90 per Unit). The Unit Offering is expected to be completed on November 14, 2002. Under the Underwriting Agreement, the Underwriters have an option to purchase up to an additional 1,800,000 Units from the Company, solely to cover over-allotments in the Unit Offering, if any, prior to or on December 6, 2002.

    Each whole Warrant will entitle the holder to purchase one common share for a price of US$19.00 at any time on or prior to five years from the date of closing of the Unit Offering, after which the Warrants will expire and be of no value. Holders of Warrants may elect to pay the exercise price in the Canadian dollar equivalent of the US dollar exercise price. See "Description of Share Capital -- Warrants".

    The estimated net proceeds to the Company of the Unit Offering will be approximately C$249.6 million ($159.2 million based on the Noon Buying Rate on October 30, 2002) (determined after deducting the underwriting commission and the estimated expenses of the Unit Offering payable by the Company and assuming no exercise of the Underwriters' over-allotment option). The net proceeds of the Unit Offering will be used to fund future potential acquisitions, capital expenditures, temporary repayment of existing indebtedness and for other general corporate purposes.

    It is a condition of the closing of the Unit Offering that the registration statement of which this shelf prospectus forms part be declared effective by the SEC and that the Company have filed with the SEC a prospectus supplement registering the offering of the Common Shares issuable from time to time on the exercise of the Warrants.

                           FORWARD-LOOKING STATEMENTS

    Certain statements contained in this prospectus and in certain documents incorporated by reference in this prospectus constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. When used in such documents, the words "anticipate", "believe", "estimate", and "expect" and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performances, or achievements that may be expressed or implied by such forward-looking statements, including, among others, those which are discussed under the heading "Risk Factors" in this prospectus. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend, and does not assume any obligation, to update these forward-looking statements.

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES INVOLVES CERTAIN RISKS. BEFORE MAKING AN INVESTMENT DECISION, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS PROSPECTUS, IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND, IN PARTICULAR, SHOULD EVALUATE THE FOLLOWING RISK FACTORS. HOWEVER, THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING THE COMPANY. ADDITIONAL RISKS NOT CURRENTLY KNOWN TO THE COMPANY OR THAT THE COMPANY CURRENTLY DEEMS IMMATERIAL MAY ALSO IMPAIR THE COMPANY'S BUSINESS OPERATIONS.

RECENT LOSSES

    Although the Company reported net earnings for the nine months ended September 30, 2002, it incurred net losses in the three months ended
September 30, 2002 and in each of the last five years. The Company's profitability depends on the price of gold, gold production, cash operating costs, the prices and production levels of by-product zinc, silver and copper and other factors discussed in this section of the prospectus. Substantially all of these factors are beyond the Company's control and there can be no assurance that the Company will sustain profitability in the near future.

METAL PRICE VOLATILITY

    The Company's earnings are directly related to the price of gold as revenues are derived primarily from gold mining. The Company's general policy is not to sell forward its future gold production. Gold prices fluctuate widely and are affected by numerous factors beyond the Company's control, including central bank sales, producer hedging activities, expectations of inflation, the relative exchange rate of the US dollar with other major currencies, global and regional demand and political and economic conditions and production costs in major gold producing regions. The aggregate effect of these factors is impossible to predict with accuracy. Gold prices are also affected by worldwide production levels. In addition, the price of gold has on occasion been subject to very rapid short-term changes because of speculative activities. Fluctuations in gold prices may materially adversely affect the Company's financial performance or results of operations. If the market price of gold falls below the Company's production costs and remains at such a level for any sustained period, the Company will experience losses and may curtail or suspend some or all of its exploration, development and mining activities. The prices received for the Company's by-products (zinc, silver and copper) affect the Company's ability to meet its targets for cost per ounce of gold produced. By-product prices fluctuate widely and are affected by numerous factors beyond the Company's control.

    The volatility of gold prices is illustrated in the following table which sets forth, for the periods indicated, the high and low afternoon fixing prices for gold on the London Bullion Market (the "London P.M. Fix") and the average gold prices received by the Company.

                                                               2002
                                                         (TO NOVEMBER 5)      2001       2000       1999       1998       1997
                                                         ----------------   --------   --------   --------   --------   --------
High price ($ per ounce)...............................         330           293        313        326        313        367
Low price ($ per ounce)................................         277           256        264        253        273        283
Average price received ($ per ounce)...................         308           273        278        274        296        336

    On November 5, 2002, the London P.M. Fix was $319 per ounce of gold.

    Based on 2002 production estimates, the approximate sensitivities of the Company's after-tax earnings and cash flows to a 10% change in metal prices from 2001 market average prices are as follows:

                                                              EARNINGS PER SHARE   CASH FLOW PER SHARE
                                                              ------------------   -------------------
Gold........................................................         $0.07                $0.12
Zinc........................................................         $0.02                $0.03
Silver......................................................         $0.01                $0.02

    Sensitivities of the Company's after-tax earnings and cash flows to changes in metal prices will increase with increased production.

DEPENDENCE ON THE LARONDE DIVISION

    The Company's mining and milling operations at the LaRonde Division account for all of the Company's gold production and will continue to account for all of its gold production in the future unless additional properties are acquired or brought into production. Any adverse condition affecting mining or milling conditions at the LaRonde Division could be expected to have a material adverse effect on the Company's financial performance and results of operations until such time as the condition is remedied. In addition, the Company's principal development program is the expansion of the LaRonde Division. This program involves the exploration and extraction of ore from new zones and may present new or different challenges for the Company. There can be no assurance that the Company's current exploration and development programs at the LaRonde Division will result in any new economically viable mining operations or yield new mineral reserves to replace and expand current mineral reserves.

COST OF EXPLORATION AND DEVELOPMENT PROGRAMS

    The Company's profitability is significantly affected by the costs and results of its exploration and development programs. As mines have limited lives based on proven and probable mineral reserves, the Company actively seeks to replace and expand its reserves, primarily through exploration and development and, from time to time, through strategic acquisitions. Exploration for minerals is highly speculative in nature, involves many risks and frequently is unsuccessful. Among the many uncertainties inherent in any gold exploration and development program are the location of economic ore bodies, the development of appropriate metallurgical processes, the receipt of necessary governmental permits and the construction of mining and processing facilities. In addition, substantial expenditures are required to pursue such exploration and development activities. Assuming discovery of an economic ore body, depending on the type of mining operation involved, several years may elapse from the initial phases of drilling until commercial operations are commenced and during such time the economic feasibility of production may change. Accordingly, there can be no assurance that the Company's current exploration and development programs will result in any new economically viable mining operations or yield new reserves to replace and expand current reserves.

TOTAL CASH COSTS OF GOLD PRODUCTION AT THE LARONDE MINE

    The Company's total cash operating costs to produce an ounce of gold are dependent on a number of factors, including primarily the prices and production levels of by-product zinc, silver and copper, the revenue from which is offset against the cost of gold production, the US dollar/Canadian dollar exchange rate and the net profit royalty on metal production from the adjacent El Coco Property, which is affected by all of these factors and the gold price. As these factors are beyond the Company's control, there can be no assurance that the Company will continue to maintain its status as a low cash cost gold producer.

RESTRICTIONS IN THE BANK CREDIT FACILITY

    The Company's $125 million revolving bank credit facility limits, among other things, the Company's ability to incur additional indebtedness, pay dividends or make payments in respect of the Common Shares, make investments or loans, transfer the Company's assets and make expenditures relating to the LaRonde Mine or the El Coco Property, except as set forth in a mine development plan delivered pursuant to the credit facility and the ability of its subsidiaries to make expenditures in excess of $5 million in any fiscal year in excess of those set forth in the mine development plan. Further, the bank credit facility requires the Company to maintain specified financial ratios and satisfy financial condition tests. Events beyond the Company's control, including changes in general economic and business conditions, may affect the Company's ability to satisfy these covenants, which could result in a default under the bank credit facility. If an event of default under the bank credit facility occurs, the lenders could elect to declare all principal amounts outstanding thereunder, together with accrued interest, to be immediately due and payable and to enforce their security interest over substantially all property relating to the LaRonde Mine and the El Coco Property. An event of default under the bank credit facility may also give rise to an event of default under existing and future debt agreements and, in such event, the Company may not have sufficient funds to repay amounts owing under such agreements.

COMPETITION AND SCARCITY OF MINERAL LANDS

    Many companies and individuals are engaged in the mining business, including large, established mining companies with substantial capabilities and long earnings records. There is a limited supply of desirable mineral lands available for claim staking, lease or other acquisition in the areas where the Company contemplates conducting exploration activities. The Company may be at a competitive disadvantage in acquiring mining properties, as it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs than the Company. Accordingly, there can be no assurance that the Company will be able to compete successfully for new mining properties.

RISKS OF ACQUISITIONS

    The Company has recently begun to focus on evaluating opportunities to acquire shares or assets of other mining businesses. Such acquisitions may be significant in size, may change the scale of the Company's business, and may expose the Company to new geographic, political, operating, financial or geological risks. The Company's success in its acquisition activities depends on its ability to identify suitable acquisition candidates, acquire them on acceptable terms and integrate their operations successfully with those of the Company. Any acquisitions would be accompanied by risks, such as the difficulty of assimilating the operations and personnel of any acquired businesses; the potential disruption of the Company's ongoing business; the inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired assets and businesses; the maintenance of uniform standards, controls, procedures and policies; the impairment of relationships with employees, customers and contractors as a result of any integration of new management personnel; and the potential unknown liabilities associated with acquired assets and businesses. In addition, the Company may need additional capital to finance an acquisition. Debt financing related to any acquisition may expose the Company to increased risk of leverage, while equity financing may cause existing shareholders to suffer dilution. The Company is not currently permitted under the terms of its bank credit facility to raise additional debt financing without the consent of a majority of the lenders. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

UNCERTAINTY OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

    The figures for proven and probable mineral reserves and mineral resource presented herein are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery of gold will be realized. The ore grade actually recovered by the Company may differ from the estimated grades of the mineral reserves and mineral resource. Such figures have been determined based on assumed gold prices and operating costs. The Company has estimated proven and probable mineral reserves based on a $300 per ounce gold price. While gold prices have generally been above $300 per ounce to date in 2002, for the previous four years the market price of gold has been, on average, below $300 per ounce. Prolonged declines in the market price of gold may render mineral reserves containing relatively lower grades of gold mineralization uneconomic to exploit and could reduce materially the Company's reserves. Should such reductions occur, the Company could be required to take a material write-down of its investment in mining properties or delay or discontinue production or the development of new projects, resulting in increased net losses and reduced cash flow. If a gold price of $275 per ounce were assumed, the mineral reserve and mineral resource position would decline by less than 2%. Market price fluctuations of gold, as well as increased production costs or reduced recovery rates, may render mineral reserves containing relatively lower grades of mineralization uneconomical to recover and may ultimately result in a restatement of mineral resources. Short-term factors relating to the mineral reserve, such as the need for orderly development of ore bodies or the processing of new or different grades may impair the profitability of a mine in any particular accounting period.

    Mineral resource estimates for properties that have not commenced production are based, in most instances, on very limited and widely spaced drill hole information, which is not necessarily indicative of conditions between and around the drill holes. Accordingly, such mineral resource estimates may require revision as more drilling information becomes available or as actual production experience is gained.

MINING RISKS AND INSURANCE

    The business of gold mining is generally subject to certain types of risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected rock formations, changes in the regulatory environment, cave-ins and flooding and gold bullion losses. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. The Company carries insurance to protect itself against certain risks of mining and processing in amounts that it considers to be adequate but which may not provide adequate coverage in certain unforeseen circumstances. The Company may also become subject to liability for pollution, cave-ins or other hazards against which it cannot insure or against which it may elect not to insure because of high premium costs or other reasons or the Company may become subject to liabilities which exceed policy limits. In such case, the Company may be required to incur significant costs that could have a material adverse effect on its financial performance and results of operations.

LAWS AND REGULATIONS

    The Company's mining operations and exploration activities are subject to extensive Canadian federal and provincial, United States federal and state and local laws and regulations governing prospecting, development, production, exports, taxes, labour standards, occupational health and safety, water disposal, toxic substances, environmental protection, mine safety and other matters. Compliance with such laws and regulations increases the costs of planning, designing, drilling, developing, constructing, operating and closing mines and other facilities. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation thereof could have a material adverse impact on the Company, cause a reduction in levels of production and delay or prevent the development of new mining properties.

    In July 2002, the Company paid a C$5,046 fine in respect of a notice of infraction issued by the Quebec Ministry of the Environment under the LOI SUR LA QUALITE DE L'ENVIRONNEMENT with respect to a toxic effluent at the LaRonde Division. The Company has taken measures to prevent the discharge of toxic effluent, including the installation of on-site water treatment systems, the last of which is expected to be completed in 2003. In the meantime, the Company is storing the effluent on site for future treatment. Although the costs of treatment have not yet been finally determined, the Company believes that such costs will not have a material effect on the Company's results of operations.

    Under mine closure plans originally submitted to the Minister of Natural Resources in Quebec in 1996, the estimated current reclamation costs for the LaRonde Division and Joutel are approximately $15 million and $0.5 million, respectively. These reclamation plans are subject to approval by the Minister of Natural Resources and there can be no assurance that the Minister of Natural Resources will not impose additional reclamation obligations with attendant higher costs. In addition, the Minister of Natural Resources may require that the Company provide financial assurances to support such plans. At December 31, 2001, the Company had a total reclamation provision of $2.1 million, with $0.9 million allocated for the LaRonde Division and $1.0 million allocated for Joutel. Based on the current estimated reclamation costs for the LaRonde Division, the Company records its annual reclamation provision for the LaRonde Division at approximately $5 per ounce of gold produced.

CURRENCY FLUCTUATIONS

    The Company's operating results and cash flow are significantly affected by changes in the US dollar/Canadian dollar exchange rate. Exchange rate movements can have a significant impact as all of the Company's revenues are earned in US dollars but most of its operating and capital costs are in Canadian dollars. The US dollar/Canadian dollar exchange rate has varied significantly over the last several years. During the period from January 1, 1997 to September 30, 2002, the Noon Buying Rate fluctuated from a high of C$1.6128 to a low of C$1.3357. Historical fluctuations in the US dollar/Canadian dollar exchange rate are not necessarily indicative of future exchange rate fluctuations. Based on the Company's anticipated 2002 after-tax operating results, a 10% change in the average annual US dollar/Canadian dollar exchange rate would affect net income and operating cash flow by approximately $0.06 per share and $0.10 per share, respectively. To hedge its foreign exchange risk and minimize the impact of exchange rate movements on operating results and cash flow, the Company has periodically used foreign currency options and forward foreign exchange contracts to purchase Canadian dollars. However, there can be no assurance that the Company's foreign exchange hedging strategies will be successful or that foreign exchange fluctuations will not materially adversely affect the Company's financial performance and results of operations.

INTEREST RATE FLUCTUATIONS

    Fluctuations in interest rates can affect the Company's results of operations and cash flows. The Company's convertible debentures due 2012 are at a fixed rate of interest; however both its bank debt and cash balances are subject to variable interest rates.

SECURITY PRICE VOLATILITY

    The trading price of the Company's common shares has been and may continue to be subject to large fluctuations and, therefore, the trading price of Securities convertible into or exchangeable for common shares may also fluctuate significantly, which may result in losses to investors. The trading price of the common shares and Securities convertible into or exchangeable for common shares may increase or decrease in response to a number of events and factors, including:

    - current events affecting the economic situation in Canada and the United States;

    - trends in the mining industry and the markets in which the Company operates;

    - changes in the market price of the commodities the Company sells;

    - changes in financial estimates and recommendations by securities analysts;

    - acquisitions and financings;

    - quarterly variations in operating results;

    - the operating and share price performance of other companies that investors may deem comparable; and

    - purchases or sales of blocks of the common shares or Securities convertible into or exchangeable for common shares.

    Part of this volatility, however, is attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the prices of the common shares and the Securities convertible into or exchangeable for common shares regardless of the Company's operating performance.

EARNINGS COVERAGE DEFICIENCY

    After giving effect to the issuance of all long-term debt of the Company and repayment or redemption thereof since December 31, 2001 and to adjustments to amounts under Canadian GAAP to include distributions on the Company's convertible debentures due 2012 in pro forma interest expense, the Company's earnings before interest and income taxes for the 12-month period ended
December 31, 2001 were insufficient to cover the Company's pro forma interest requirements for such period by $3.7 million ($0.6 million under U.S. GAAP).
See "Earnings Coverage".

                                  THE COMPANY

HISTORY AND DEVELOPMENT OF THE COMPANY

    The Company is an established Canadian gold producer with mining operations located in northwestern Quebec and exploration and development activities in Canada and the southwestern United States (principally Nevada). The Company's operating history includes almost three decades of continuous gold production, primarily from underground operations. Since its formation in 1972, the Company has produced approximately three million ounces of gold. In 2001, the Company produced 234,860 ounces of gold at an average cash cost of $155 per ounce, net of revenues received from the sale of zinc, silver and copper by-products. The Company believes that it is one of the low cash cost producers in the North American gold mining industry. The Company has traditionally sold all of its gold production at the spot price due to its general policy not to sell forward its future gold production. However, the Company has purchased put options that will allow it to set a floor price of $260 per ounce on approximately 45% of its gold production over the period from 2004 to 2007 inclusive.

    The Company's principal operating divisions are the LaRonde Division and the Exploration Division. The LaRonde Division consists of the LaRonde Mine, including the El Coco Property, which is 100% owned and operated by the Company. The El Coco Property was acquired from Barrick Gold Corporation in 1999 and is subject to a 50% net profits interest on production from current mineral reserves on this property, which are expected to be depleted by the end of 2003. The LaRonde Mine, with its single operating production shaft (the "Penna Shaft"), currently accounts for all of the Company's gold production. Since the commissioning of the mill in 1988, the LaRonde Division has produced over
1.9 million ounces of gold. The Penna Shaft at the LaRonde Mine extends to a depth of 7,380 feet, which the Company believes makes it the deepest single-lift shaft in the Western Hemisphere. Production was expanded at the LaRonde Mine to 5,000 tons of ore treated per day in October 2000 and to 7,000 tons of ore treated per day in October 2002.

    An extensive surface and underground exploratory drilling program to delineate additional reserves at the LaRonde Mine has been underway since 1990. The program successfully outlined several ore zones and a large mineral resource to the east of the site of what was, at the time, the main production shaft. As of December 31, 2001, the LaRonde Division had established proven and probable mineral reserves of approximately 3.3 million ounces of contained gold with a total mineral reserve and mineral resource base of 8.5 million ounces of gold.

    The Company's current strategy is to pursue opportunities for growth in gold production and gold reserves through the acquisition of advanced exploration properties, development properties, producing properties or other mining businesses and through continued exploration, development and expansion of the LaRonde Mine. Aggregate expenditures on the development and expansion of the LaRonde Mine incurred in the last four fiscal years were $215 million, of which $36.3 million was spent in 2001. Expenditures for the nine months ending September 30, 2002 on this property were $45.1 million and planned expenditures for the remaining three months of the year are estimated to be $9.8 million. These expenditures will be financed out of funds from the Company's
$125 million revolving bank credit facility and operating cash flows. Depending on the success of the exploration programs at this and other properties, the Company may be required to make additional capital expenditures for exploration, development and preproduction. In addition, the Company continuously evaluates opportunities to make acquisitions, although it currently has no contract, arrangement or understanding with respect to any material acquisition.

    The Company, through its Exploration Division and its subsidiary company, Sudbury Contact, focuses its exploration activities primarily on the identification of new gold reserves and development opportunities in proven producing regions in Canada and the southwestern United States. In addition, Sudbury Contact engages in exploration for deposits of diamonds in northern Ontario. The Company currently manages exploration on 71 properties in central and eastern Canada.

    The Company's only significant subsidiary is Sudbury Contact, a public company listed on the TSX. The Company has an approximate 67.4% interest in Sudbury Contact. Sudbury Contact is a corporation incorporated under the laws of the Province of Ontario.

    The Company's executive and registered office is located at Suite 500, 145 King Street East, Toronto, Ontario, Canada M5C 2Y7; telephone number
(416) 947-1212; website: http://www.agnico-eagle.com. The information contained on the website is not part of this prospectus.

KEY OPERATING STRENGTHS

    The Company believes that it has a number of key operating strengths that provide distinct competitive advantages.

    FOCUSED BUSINESS STRATEGY. The Company and its predecessors have over three decades of experience and expertise in metals mining, including nearly three decades of continuous gold production. The Company's operations are located in areas that are supportive of the mining industry in Canada and the southwestern United States. These operations are concentrated in areas among North America's principal gold-producing regions.

    LOW-COST, EFFICIENT PRODUCER. The Company believes that it is one of the low cash cost producers in the North American gold mining industry. The Company has been able to improve this position through its dedication to cost-efficient mining operations, the strength of its by-product revenue and the economies of scale afforded by its large single shaft mine. In addition, the Company believes its highly motivated work force contributes significantly to its low-cost position and continued operational improvements.

    SOUND OPERATING BASE. The Company's existing operations at the LaRonde Division provide a sound economic base for additional reserve and production development at the property. Since 1990, an extensive surface and underground exploration program has identified several ore zones at depths ranging from 300 feet to approximately 10,000 feet below surface, at which point mineralization remains open at depth and to the west. Production from these ore zones began in 1999 and the Penna Shaft was completed in March 2000. The Company successfully expanded production at the LaRonde Mine to 5,000 tons of ore treated per day in October 2000 and to 7,000 tons of ore treated per day in October 2002. See "Recent Developments".

    STRONG MANAGEMENT TEAM. The Company's senior management team has an average of 20 years of operating and exploration experience in the mining industry. Management's significant experience has been instrumental in the Company's historical growth and provides a solid base on which to expand the Company's operations. The geological knowledge that management has gained through its years of experience in mining and developing the LaRonde Division is expected to benefit the Company's current expansion program in the region.

GROWTH STRATEGY

    OPTIMIZE AND FURTHER EXPAND OPERATIONS. The Company's strategy is to increase annual gold production and gold reserves through the continued exploration, development and expansion of the LaRonde Mine. The expansion of production at the LaRonde Mine from 5,000 to 7,000 tons of ore treated per day was completed in October 2002. Under the 7,000 tons-per-day mine plan, the Company's objective is to increase gold production at the LaRonde Division to approximately 400,000 ounces per year by 2004 and to continue to lower its costs to produce an ounce of gold. Capital expenditures at the LaRonde Division in 2001 were $36.3 million and are expected to be approximately $55 million in 2002 and $17 million in 2003 to complete development of the ore zones accessible from the Penna Shaft required to sustain production at the rate of 7,000 tons of ore treated per day and to construct a crushing plant and a load out plant at lower levels, scheduled to be completed by July 2003.

    GROWTH THROUGH ACQUISITIONS. The Company has traditionally sought to achieve growth by acquiring advanced exploration properties, development properties and producing properties and by investing in early-stage exploration companies. More recently, the Company has begun to focus on achieving growth through the acquisition of shares or assets of other mining businesses. The Company is currently examining several such acquisition opportunities.

    EXPAND GOLD RESERVES. The Company is conducting an aggressive drilling program at the LaRonde Division to further increase its mineral reserve base and transfer mineral resources to the mineral reserve category. In the three years ended December 31, 2001, the Company has transferred over 17 million tons of mineral resources to proven and probable mineral reserves, net of production replacements. In that same period, the Company's exploration activities have added 2.0 million ounces to proven and probable gold reserves net of production replacement of 0.4 million ounces of gold mined. As a result, the LaRonde Division's current global proven and probable mineral reserve and mineral resource base is estimated to contain
8.5 million ounces of gold, 3.2 billion pounds of zinc, 106 million ounces of silver and 612 million pounds of copper of which 3.3 million ounces of gold,
2.9 billion pounds of zinc, 83 million ounces of silver and 260 million pounds of copper are proven and probable mineral reserve. The new underground workings at the Penna Shaft will provide a base from which the Company can conduct its aggressive drilling program of 550,000 feet over the period from 2002 to 2005, inclusive.

    EXPAND GEOGRAPHIC BASE. The Company's assets are primarily located in the provinces of Quebec and Ontario. The Company's strategy is to seek to expand the geographic base of its properties through acquisition of additional properties or mining businesses within and outside Canada. The Company continuously considers such acquisition opportunities.

    LEVERAGE MINING EXPERTISE. The Company believes it can benefit not only from the existing infrastructure at its mines, but also from geological knowledge that it has gained in mining and developing its properties. The Company's strategy is to capitalize on its operating and mine development expertise to exploit fully the potential of its properties. The Company's goal is to apply the proven operating principles of the LaRonde Division to each of its existing and future properties.

                                USE OF PROCEEDS

    Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including to fund potential future acquisitions and capital expenditures. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

    All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company's general funds.

                                 CAPITALIZATION

    Since December 31, 2001, the following changes have occurred in the consolidated capitalization of the Company: the Company has agreed to issue 12,000,000 Units, each Unit consisting of one common share and one-half of a Warrant, pursuant to the Unit Offering, which is expected to close on November 14, 2002; the issuance by the Company of $143.75 million aggregate principal amount of 4.50% convertible debentures due 2012 (the "Convertible Debentures") for net proceeds of approximately $138.5 million on February 15, 2002, resulting in an increase in shareholders' equity of $138.5 million under Canadian GAAP (an increase in long-term debt of $143.75 million under US GAAP); the repurchase for cancellation or redemption by the Company of $126.5 aggregate stated amount at maturity of convertible notes due January 27, 2004 ("Convertible Notes") at an aggregate repurchase or redemption price of $120.9 million, resulting in a decrease of $120.9 million in long-term debt under both Canadian GAAP and US GAAP. As at the date of this prospectus, there have been no other material changes in the share and loan capital structure of the Company since December 31, 2001.

                      DESCRIPTION OF EXISTING INDEBTEDNESS

BANK CREDIT FACILITY

    The Company entered into a credit agreement dated November 13, 2001, as amended on January 31, 2002 (the "Credit Agreement"), with a group of financial institutions providing for a revolving bank credit facility of up to $125 million. The following summary describes certain provisions of the Company's bank credit facility, although it does not purport to be complete and is subject to and is qualified in its entirety by reference to the bank credit facility. Terms not defined in this summary have the meanings given to them in the Credit Agreement.

    The bank credit facility provides the Company with a revolving credit facility of up to $125 million, subject to the reductions described below. The facility consists of two tranches, Tranche 1 which provides for loans of up to $100 million and Tranche 2 which provides for loans of up to $25 million. Tranche 2 will become available after certain completion tests in connection with the LaRonde Mine expansion are satisfied. These completion tests are expected to be satisfied by December 31, 2003. The facility matures on December 31, 2008, unless terminated before that date: (i) voluntarily by the Company; (ii) by law; or (iii) by the Majority Lenders following an event of default.

    The bank credit facility is available on a revolving basis until December 30, 2004, after which no further advances will be made by the lenders. Commencing on the last business day of December 2004 and until the last business day of December 2008, the maximum amount available under the facility will be reduced on each of the following reduction dates by an amount equal to the product of the percentage reduction specified below times the amount drawn on the facility as at December 30, 2004. Commencing on the last business day of December 2004 until maturity, the Company is required to repay on each of the following reduction dates an amount equal to the product of the percentage reduction specified below times the amount drawn on the facility as at December 30, 2004.

REDUCTION DATE                                                 PERCENTAGE REDUCTION
--------------                                               ------------------------
Last business day of December 2004..........................          25.00%
Last business day of June 2005..............................          16.25%
Last business day of December 2005..........................          16.25%
Last business day of June 2006..............................          10.00%
Last business day of December 2006..........................          10.00%
Last business day of June 2007..............................          6.25%
Last business day of December 2007..........................          6.25%
Last business day of June 2008..............................          5.00%
Last business day of December 2008..........................   The then outstanding
                                                             balance of the principal
                                                               amount of the loans

    Base Rate Advances and Prime Rate Advances under the revolving bank credit facility bear interest at a rate per annum equal to the Base Rate or the Prime Rate, as the case may be, plus the following margin, as applicable: (i) prior to Project Completion, which is to occur by October 31, 2003, 1.25% per annum, and
(ii) after Project Completion, (A) 1.25% per annum if the Historic Debt Service Coverage Ratio for the immediately preceding four fiscal quarters of the Company was less than or equal to 1.5 to 1, (B) 1.125% per annum if such ratio for such period was greater than 1.5 to 1 and less than or equal to 2.0 to 1 and
(C) 1.0% per annum if such ratio for such period was greater than 2.0 to 1. LIBOR Advances made under the revolving bank credit facility bear interest at a rate per annum equal to the LIBOR plus the margin applicable to Base Rate Advances plus an additional 1.0% per annum. The lenders under the bank credit facility are each paid a commitment fee at a rate of 0.75% (unless the Company incurs certain indebtedness of $40 million or more in which case such rate increases to 1.0%) per annum on their undrawn portion of the facility until December 30, 2004. In connection with advances under the bank credit facility, the Company is required, among other things, to satisfy minimum projected debt service coverage ratios over the life of the facility.

    In accordance with the Credit Agreement, the Company has entered into hedge agreements to ensure that projected revenues from sales of metals are sufficient to reasonably ensure that the Company will be in compliance with financial and other covenants of the Credit Agreement.

    To secure the payment and performance of the Company's indebtedness, liabilities and obligations under the bank credit facility documents, including any hedge agreements, the Company has granted a security interest in and has hypothecated substantially all property relating to the LaRonde Mine and the El Coco Property to the administrative agent on behalf of itself, the lenders under the Credit Agreement and the counterparties to any hedge agreements. The Company has also assigned and granted a security interest in certain material contracts, including hedge agreements, to the administrative agent on behalf of the same parties. Further, the Company has designated the administrative agent on behalf of the same parties as the named insured and loss payee under certain insurance policies and granted a security interest in such policies.

    The Credit Agreement contains covenants that restrict, among other things:

    - the Company's ability and the ability of the Company's subsidiaries to incur additional indebtedness other than, among other things, subject to certain conditions, indebtedness incurred to refinance the Convertible Debentures on or prior to their maturity;

    - the Company's ability to pay or declare dividends or make other restricted distributions or payments in respect of any shares of the Company's capital stock or make payments in cash of principal on the Convertible Debentures prior to their maturity, subject to certain exceptions;

    - the Company's ability to make asset sales or other dispositions;

    - the Company's ability to pledge existing or future assets, subject to permitted exceptions;

    - the Company's ability to enter into transactions with affiliates;

    - the Company's ability to make any loans to or investments in any other person or to acquire assets from any other person for cash consideration;

    - the Company's ability to amalgamate or otherwise transfer its assets; and

    - the Company's ability to make expenditures relating to the LaRonde Mine and the El Coco Property except as set forth in the Development Plan delivered pursuant to the credit facility and the ability of the Company's subsidiaries to make expenditures in excess of $5 million in any fiscal year in excess of those set forth in the mine development plan.

    The Credit Agreement also requires the Company to maintain certain financial ratios as well as tangible net worth and provides for various events of default, including, among other things:

    - a failure to pay principal when due and payable or interest or other amounts payable within three business days of such amounts becoming due and payable;

    - a breach by the Company of any term, covenant or other agreement that is not cured within 15 business days after written notice of the breach has been given to the Company;

    - a default in any payment of principal or interest or in the observance or performance of any other agreement or condition of the Company's other indebtedness or the Company's material subsidiaries in excess of $10 million, or the occurrence or existence of any other event or condition resulting in an acceleration of such indebtedness;

    - a failure by the Company to observe or perform any covenant or agreement in the Convertible Debentures or the related trust indenture resulting in the acceleration of the maturity of such notes;

    - a change in control of the Company; and

    - various events relating to the bankruptcy or insolvency or winding-up, liquidation or dissolution of the Company, or any of the Company's material subsidiaries.

    The Company is entitled to permanently prepay borrowings under the bank credit facility without penalty at any time on 45 days' notice.

CONVERTIBLE DEBENTURES

    On February 15, 2002, the Company issued $143.75 million aggregate principal amount of Convertible Debentures for net proceeds of approximately
$138.5 million. The Convertible Debentures were issued pursuant to an indenture (the "Indenture") dated as of February 15, 2002 between the Company and Computershare Trust Company of Canada, as trustee. The following summary describes certain provisions of the Convertible Debentures and the Indenture, although the following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the Convertible Debentures and the Indenture. Terms not defined in this summary have the meanings given to them in the Indenture.

    The Convertible Debentures are subordinated unsecured general obligations and rank junior in right of payment to all present and future senior indebtedness of the Company.

    The Convertible Debentures are convertible into common shares at a conversion rate of 71.429 common shares per $1,000 principal amount of Convertible Debentures, subject to adjustment. If all of the holders of Convertible Debentures were to exercise their respective conversion rights, the Company would be required to issue approximately 10.2 million additional common shares.

    The Convertible Debentures bear interest at a rate of 4.50% per annum on the principal amount, payable semi-annually on February 15 and August 15 of each year. The Convertible Debentures mature on February 15, 2012. The Convertible Debentures are redeemable by the Company, in whole or in part, at any time on or after February 15, 2006.

    For as long as the common shares are listed on a National Securities Exchange in the United States, the Company may, at its option and subject to receiving all applicable regulatory approvals, unless an event of default has occurred and is continuing, elect to satisfy all or a portion of its obligations to pay the outstanding principal amount of the Convertible Debentures and accrued but unpaid interest on redemption or maturity for any reason, by issuing and delivering to the holder, for each $1,000 principal amount of Convertible Debentures, that number of fully-paid and non-assessable and freely-tradable common shares obtained by dividing such principal amount by 95% of the Current Market Price of the common shares on the date of redemption or maturity, as applicable.

    Subject to receiving all applicable regulatory approvals, the Company shall have the right to elect, unless an event of default has occurred and is continuing, from time to time, to issue and deliver common shares to the trustee under the Indenture to raise funds in order to satisfy its obligation to pay interest on the Convertible Debentures.

    If the Company experiences a change of control prior to maturity of the Convertible Debentures, the Company is required, within 15 business days after the occurrence of the change of control, to make an offer to all holders to purchase all outstanding Convertible Debentures properly tendered pursuant to the offer and, on the date that is 35 business days after notice of the occurrence of the change of control, to accept for purchase all Convertible Debentures properly tendered pursuant to the offer for a cash price in United States dollars equal to 101% of the principal amount of the Convertible Debentures plus accrued and unpaid interest thereon to but excluding the date of notice of the occurrence of the change of control.

    The Indenture contains covenants that restrict the Company's ability to merge, amalgamate or consolidate with or into any other person or sell, convey or otherwise dispose of all or substantially all of the Company's assets to any other person.

    The Indenture provides for various events of default, including, among other things:

    - a default in payment of current interest for 30 days;

    - a default in payment of principal, redemption price or change in control purchase price;

    - a failure to deliver common shares (or cash in lieu of fractional shares) on conversion of a Convertible Debenture and continuance of such default for 10 days;

    - a breach of any agreement in the Convertible Debentures or the Indenture that is not cured within 60 days after receipt of notice of the breach;

    - a default resulting in an acceleration of the Company's other indebtedness or indebtedness of the Company's subsidiaries in excess of $15 million;

    - failure to make an offer to purchase all outstanding Convertible Debentures as described above following a change in control of the Company; and

    - various events relating to the bankruptcy or insolvency of the Company or any of the Company's subsidiaries.

                               EARNINGS COVERAGE

    In accordance with the requirements of the Canadian Securities Authorities, the following consolidated earnings coverage ratios have been calculated for the 12-month periods ended September 30, 2002 and December 31, 2001 and give effect to the issuance of all long-term debt of the Company and repayment or redemption thereof since those dates. The earnings coverage ratios set forth below do not purport to be indicative of earnings coverage ratios for any future periods. The earnings coverage ratios and interest requirements do not give effect to the issuance of any debt securities that may be issued pursuant to this prospectus and any Prospectus Supplement, since the aggregate principal amounts and the terms of such securities are not currently known. The information presented herein for the 12-month period ended September 30, 2002 is based on unaudited financial information.

    The Canadian GAAP earnings coverage ratios have been calculated based on amounts determined under Canadian GAAP, except that distributions on the Convertible Debentures, which are charged to retained earnings under Canadian GAAP, have been included in the Company's pro forma interest requirements.

                                                CANADIAN GAAP                                 US GAAP
                                   ----------------------------------------   ----------------------------------------
                                     12 MONTHS ENDED      12 MONTHS ENDED       12 MONTHS ENDED      12 MONTHS ENDED
                                   SEPTEMBER 30, 2002    DECEMBER 31, 2001    SEPTEMBER 30, 2002    DECEMBER 31, 2001
                                   -------------------   ------------------   -------------------   ------------------
Pro forma interest
  requirements(1)................               9.1                 10.6                   9.7                 11.0
Earnings before interest expense
  and taxes(1)...................              14.0                  6.9                  12.8                 10.4
Earnings coverage................        1.54 times(2)        0.65 times(2)         1.32 times           0.94 times

---------------

Notes:

(1) In millions of US dollars.

(2) Under Canadian GAAP, without the adjustments described above, the Company's earnings coverage ratios for the 12-month periods ended September 30, 2002 and December 31, 2001 were 5.38 and 1.68, respectively.

    On this basis, the Company's adjusted Canadian GAAP earnings before interest and income tax for the 12-month period ended December 31, 2001 were insufficient to cover the Company's pro forma interest requirements for such period by $3.7 million ($0.6 million under US GAAP).

    If the Company offers any debt securities having a term to maturity in excess of one year under this prospectus and a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such securities.

                          DESCRIPTION OF SHARE CAPITAL

COMMON SHARES

    The authorized capital of the Company consists of an unlimited number of common shares, of which 69,746,169 were issued and outstanding as of November 5, 2002. Upon the completion of the Unit Offering, an additional 12,000,000 common shares (13,800,000 common shares if the over-allotment granted to the underwriters of the Unit Offering is exercised in full) will be issued and outstanding. All outstanding common shares of the Company are fully paid and non-assessable. The holders of the common shares are entitled to one vote per share at meetings of shareholders and to receive dividends if, as and when declared by the directors of the Company. In the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment of all outstanding debts, the remaining assets of the Company available for distribution would be distributed rateably to the holders of the common shares. Holders of the common shares of the Company have no pre-emptive, redemption, exchange or conversion rights.

WARRANTS

    Upon the completion of the Unit Offering, 6,000,000 Warrants will be issued and outstanding (6,900,000 Warrants if the over-allotment option granted to the Underwriters of the Unit Offering is exercised in full). Each whole Warrant will entitle the holder to purchase one common share for a price of US$19.00 at any time on or prior to five years from the date of closing of the Unit Offering after which time the Warrants will expire and be of no value. The exercise price for the Warrants is payable in US dollars. However, holders of Warrants may elect to pay the exercise price in Canadian dollars based on then current exchange rates. No fractional common shares will be issuable on the exercise of the Warrants. To the extent that the holder of a Warrant would otherwise be entitled to purchase a fraction of a common share, the holder will receive a cash payment in lieu thereof based on the then current market price of the common shares.

    The warrant indenture (the "Warrant Indenture") between the Company and Computershare Trust Company of Canada, as trustee, will provide that the exercise price and/or the number and kind of securities or property issuable on the exercise of Warrants are subject to adjustment in certain events.

    Holders of Warrants will not have any voting rights or any other rights which a holder of common shares would have (including, without limitation, the right to receive notice of or to attend meetings of shareholders or any right to receive dividends or other distributions). Holders of Warrants will have no pre-emptive rights to acquire securities of the Company. If all of the Warrants were exercised, the Company would be required to issue 6,000,000 common shares (subject to adjustment in certain circumstances), assuming no exercise of the over-allotment option granted to the Underwriters of the Unit Offering.

    The foregoing summary describes certain provisions of the Warrants and the Warrant Indenture, although the foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the Warrants and the Warrant Indenture.

CONVERTIBLE DEBENTURES

    On February 15, 2002, the Company issued $143.75 million principal amount of Convertible Debentures for net proceeds of approximately $138.5 million. See "Description of Existing Indebtedness" Based on the initial conversion rate, if all of the holders of the Convertible Debentures were to exercise their respective conversion rights, the Company would be required to issue approximately 10.2 million common shares.

SHAREHOLDER RIGHTS PLAN

    On April 22, 1999, the Board of Directors of the Company adopted a shareholder rights plan (the "Plan") to replace the original shareholder rights plan dated May 10, 1989, to take effect at the close of business on May 10, 1999 (the "Record Date"), subject to shareholder approval, confirmation and ratification, which was received on June 25, 1999. The rights issued under the Plan will expire (the "Expiration Time") at the close of the Company's annual meeting in 2009, unless earlier redeemed or exchanged by the Company and subject to shareholder re-ratification of the Plan by the shareholders at the Company's annual meeting to be held in 2005.

    Pursuant to the Plan, the Board declared a distribution of one right (a "Right") for each outstanding common share of the Company to shareholders of record at the close of business on the Record Date and authorized the issuance of one Right for each common share (including the common shares offered hereby) issued after the Record Date and prior to the Separation Time (described below) and the Expiration Time. The Rights will separate from the common shares at the time (the "Separation Time") which is the close of business on the eighth trading day (or such later day as determined by the Board of Directors) after the earlier of the first public announcement of the acquisition of, or intention to acquire, beneficial ownership of 20% of the common shares of the Company by any person other than in accordance with the terms of the Plan, or when a Permitted Bid (described below) or competing Permitted Bid ceases to qualify as such.

    In order to constitute a "Permitted Bid", an offer must be made in compliance with the Plan and must be made to all shareholders (other than the offeror), must be open for at least 75 days and be accepted by shareholders holding more than 50% of the outstanding voting shares and, if so accepted, must be extended for a further 10 business day period.

                                DIVIDEND POLICY

    The Company continued its policy of annual dividends with the declaration of a $0.02 per share dividend in 2001, unchanged from 2000 and 1999 levels. This represents 22 years of uninterrupted cash dividend payments by the Company. Although the Company expects to continue paying an annual cash dividend, future dividends will be at the discretion of the Company's Board of Directors and will be subject to such factors as the Company's earnings, financial condition and capital requirements. The Company's bank credit facility contains covenants which restrict the Company's ability to pay or declare dividends.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The Company may issue debt securities in one or more series under an indenture that it will enter into with one or more trustees that will be described in the Prospectus Supplement for the debt securities. The following summary describes certain provisions of the indenture, although it does not purport to be complete and is subject to and is qualified in its entirety by reference to the indenture. A copy of the form of indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part and will be filed with the Canadian Securities Authorities. The terms of debt securities the Company offers may differ from the general information provided below. Prospective investors should rely only on information in the Prospectus Supplement if it is different from the following information.

    The Company may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this prospectus.

    References to the "Company" in this description of debt securities mean Agnico-Eagle Mines Limited but not any of its subsidiaries.

    The indenture does not limit the amount of debt securities the Company can issue under the indenture and does not limit the amount of other indebtedness the Company may incur. The Company may issue debt securities from time to time in separate series.

    The Prospectus Supplement for any series of debt securities the Company offers will describe the specific terms of the debt securities and may include any of the following:

    - the designation of the debt securities;

    - any limit on the aggregate principal amount of the debt securities;

    - the percentage of the principal amount at which the debt securities will be issued;

    - whether payment on the debt securities will be senior or subordinated to its other liabilities and obligations;

    - whether the payment of the debt securities will be secured by any of the Company's assets or by any other person;

    - the dates on which the Company may issue the debt securities and the date or dates on which the Company will pay the principal and any premium on the debt securities and the portion (if less than the principal amount) of debt securities to be payable on a declaration of acceleration of maturity;

    - whether the debt securities will bear interest, the interest rate or the method of determining the interest rate, the date from which interest will accrue, the dates on which the Company will pay interest and the record dates for interest payments;

    - the place or places the Company will pay interest and the place or places where debt securities can be presented for registration of transfer or exchange;

    - whether and under what circumstances the Company will be required to pay any additional amounts for withholding or deduction for Canadian taxes with respect to the debt securities, and whether the Company will have the option to redeem the debt securities rather than pay the additional amounts;

    - whether the Company may redeem the debt securities at its option;

    - whether the Company will be obligated to redeem or repurchase the debt securities pursuant to any sinking fund or other provisions, or at the option of a holder;

    - the denominations in which the Company will issue the debt securities;

    - the currency in which the Company will make payments on the debt securities and whether payments will be payable with reference to any index or formula;

    - whether the Company will issue the debt securities as global securities and, if so, the identity of the depositary for the global securities;

    - whether the Company will issue the debt securities as bearer securities or only in registered form;

    - any changes or additions to events of default or covenants;

    - any changes or additions to the provisions for defeasance described under "Defeasance" below;

    - whether the holders of any series of debt securities have special rights if specified events occur;

    - any restrictions on the transfer or exchange of the debt securities;

    - the terms for any conversion or exchange of the debt securities for any other securities;

    - provisions as to modification, amendment or variation of any rights or terms attaching to the debt securities; and

    - any other terms of the debt securities.

    Unless stated otherwise in the applicable Prospectus Supplement, no holder will have the right to require the Company to repurchase the debt securities and there will be no increase in the interest rate if the Company becomes involved in a highly leveraged transaction or there is a change of control of the Company.

    The Company may issue debt securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these securities at a discount below their stated principal amount. The Company may also sell any of the debt securities for a foreign currency or currency unit, and payments on the debt securities may be payable in a foreign currency or currency unit. In any of these cases, the Company will describe in the applicable Prospectus Supplement, any Canadian and United States federal income tax consequences and other special considerations.

    The Company may issue debt securities with terms different from those of debt securities previously issued and, without the consent of the holders thereof, the Company may reopen a previous issue of a series of debt securities and issue additional debt securities of such series (unless the reopening was restricted when such series was created).

    Unless stated otherwise in the applicable Prospectus Supplement, the Company will issue debt securities only in fully registered form without coupons, in denominations of $1,000 and multiples of $1,000. In addition, all or a portion of the debt securities of any series may be issued in permanent registered global form which will be exchangeable for definitive debt securities only under certain conditions. The applicable Prospectus Supplement may indicate the denominations to be issued, the procedures for payment of interest and principal and other matters. No service charge will be made for any registration of transfer or exchange of the debt securities, but the Company may, in certain instances, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these transactions.

PAYMENT AND TRANSFER

    Unless stated otherwise in the Prospectus Supplement, the Company will make payments of principal of (and premium, if any, on) debt securities of a particular series in the designated currency against surrender of the debt securities at the office of the paying agent the Company designates from time to time. Unless stated otherwise in the applicable Prospectus Supplement, the Company will make payment of any instalment of interest on debt securities to the persons in whose names the debt securities are registered on the close of business on the day or days specified by the Company. Unless otherwise indicated in the applicable Prospectus Supplement, payments of interest will be made, at the Company's option:

    - at the corporate trust office of the paying agent that the Company designates from time to time;

    - by electronic funds transfer to an account that the holder designates from time to time; or

    - by a cheque in the designated currency mailed to each holder at the relevant holder's registered address.

    Holders may transfer or exchange fully registered debt securities at the corporate trust office of the trustee or at any other office or agency the Company maintains for these purposes, without the payment of any service charge except for any tax or governmental charge.

GLOBAL SECURITIES

    The Company may issue debt securities of a series in the form of one or more global securities which will be deposited with a depositary, or its nominee, identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

MERGER, AMALGAMATION OR CONSOLIDATION

    The indenture generally permits the Company to amalgamate or consolidate with or merge into any other person, and to transfer or dispose of substantially all of its assets, so long as the resulting person is a Canadian or U.S. entity and assumes the Company's obligations on the debt securities and under the indenture and the Company or such successor person will not be in default under the indenture immediately after the transaction.

    If the resulting person assumes the Company's obligations, subject to certain exceptions, the Company will be relieved of those obligations.

EVENTS OF DEFAULT

    When the Company uses the term "event of default" in the indenture, it means, in respect of a series of debt securities:

    - the Company fails to pay principal or any premium on any debt security of that series when it is due;

    - the Company fails to pay interest on any debt security of that series for 30 days;

    - the Company fails to comply with any of its other agreements relating to the debt securities or the indenture for 60 days after written notice by the trustee or by holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

    - certain events involving its bankruptcy, insolvency or reorganization; and

    - any other event of default provided for that series of debt securities.

    The Prospectus Supplement for a series of debt securities may include additional events of default or changes to the events of default described above. The trustee will give notice within a reasonable time (not exceeding
30 days) to the holders of debt securities of any default unless it determines in good faith the withholding of such notice is in the best interests of the holders, collectively, and so advises the Company in writing.

    A default under one series of debt securities will not necessarily be a default under another series.

    If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series may require the Company to repay immediately:

    - the entire principal of the debt securities of the series; or

    - if the debt securities are discounted securities, that portion of the principal as is described in the applicable Prospectus Supplement.

    If an event of default relates to events involving the Company's or a subsidiary's bankruptcy, insolvency or reorganization, the principal of all debt securities will become immediately due and payable without any action by the trustee or any holder. In either case, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind the accelerated payment requirement.

    Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred on the trustee, for any series of debt securities.

    The Company will be required to furnish to the trustee a statement annually as to its compliance with all conditions and covenants under the indenture and, if the Company is not in compliance, it must specify any defaults.

DEFEASANCE

    When the Company uses the term "defeasance", it means discharge from some or all of its obligations under the indenture. If the Company deposits with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a series, then at its option:

    - the Company will be discharged from its obligations with respect to the debt securities of that series; or

    - the Company will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to the Company.

    If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and the replacement of lost, stolen or mutilated debt securities. These holders may look only to the deposited fund for payment on their debt securities.

    Unless stated otherwise in the Prospectus Supplement, in order to exercise its defeasance option, the Company will be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Canadian federal or Canadian provincial income tax purposes (and any other jurisdiction specified for this purpose in the Prospectus Supplement). The Company also will be required to deliver a certificate of an officer of the company and an opinion of counsel, each stating that all of the conditions precedent provided for relating to defeasance have been satisfied. In addition, other conditions must be met before the Company may exercise its defeasance option.

MODIFICATION AND WAIVER

    The Company may modify the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. However, without the consent of each holder affected, no modification may:

    - reduce the percentage of the unpaid principal amount of any series whose holders must consent to any amendment or waiver under the indenture or which may otherwise require notice, information or action or effect any action, or modify the provisions in the indenture relating to amendment or waiver;

    - reduce the amount of, or change the currency of payment of or to delay the time of any payments (whether of principal, premium, interest or otherwise) to be made to the holders of debt securities of any series;

    - change the definition of or the manner of calculating amounts (including any change in the applicable rate or rates of interest) to which any holder of debt securities of any series is entitled under the indenture;

    - make any change that adversely affects the redemption, conversion or exchange rights of holders of debt securities of any series;

    - make any change that would result in the issuer being required to make any deduction or withholding from payments to be made to holders of debt securities of any series; or

    - impair the right of holders to institute a suit to enforce their rights to payment.

    The holders of a majority in principal amount of outstanding debt securities of any series may on behalf of the holders of all outstanding debt securities of that series waive, only insofar as that series is concerned, any prospective or existing defaults under the indenture and the Company's compliance with certain restrictive provisions of the indenture. However, these holders may not waive a default in any payment on any debt security or compliance with a provision that cannot be modified without the consent of each holder affected.

    The Company may modify the indenture without the consent of the holders to:

    - cure any ambiguity, defect or inconsistency, provided, however, that the amendment to cure any ambiguity, defect or inconsistency does not adversely affect the rights of any holder of debt securities;

    - provide for the assumption by a successor of the Company's obligations under the indenture;

    - give effect to certain directions of the holders;

    - change or eliminate any provisions where the change takes effect when there are no debt securities outstanding under the indenture;

    - provide for uncertificated debt securities in addition to certificated debt securities, as long as those uncertificated debt securities are in registered form for United States federal income tax purposes;

    - make any change to maintain the qualification of the indenture under the United States Trust Indenture Act of 1939, as amended, or to comply with applicable laws;

    - add to the Company's covenants or the Company's obligations under the indenture for the protection of holders of debt securities;

    - surrender any right, power or option conferred by the indenture on the Company; or

    - in any other manner that would not adversely affect the rights of holders of outstanding securities.

THE TRUSTEE

    The trustee under the indenture or its affiliates may provide banking and other services to the Company in the ordinary course of their business.

    The indenture contains certain limitations on the rights of the trustee, as long as it or any of its affiliates remains the Company's creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with the Company. If the trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the debt securities, the trustee must eliminate the conflict or resign.

                            DESCRIPTION OF WARRANTS

    The Company may issue warrants to purchase debt securities or common shares. The Company may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Unless the Prospectus Supplement otherwise indicates, warrants will be issued under one or more indentures that the Company will enter into with a warrant trustee or trustees that will be named in the Prospectus Supplement.

    The following sets forth certain general terms and provisions of the warrants offered under this prospectus. The specific terms of the warrants, and the extent to which the general terms described in this section apply to these warrants, will be set out in the applicable Prospectus Supplement.

    The Prospectus Supplement relating to any warrants the Company offers will describe the warrants and include specific terms relating to the offering. The Prospectus Supplement will include some or all of the following:

    - the designation and aggregate number of warrants offered;

    - the currency or currencies in which the warrants will be offered;

    - the designation, number and terms of the common shares or debt securities purchasable on exercise of the warrants, and procedures that will result in the adjustment of those numbers;

    - the exercise price of the warrants;

    - the dates or periods during which the warrants are exercisable;

    - the designation and terms of any securities with which the warrants are issued;

    - if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

    - any minimum or maximum amount of warrants that may be exercised at any one time;

    - any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;

    - whether the warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

    - material Canadian and United States tax consequences of owning the warrants; and

    - any other material terms of the warrants.

    Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

    The Company may amend the warrant indenture(s) and the warrants, without the consent of the holders of the warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not prejudice the rights of the holders of outstanding warrants, as a group.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities, separately or together, to or through one or more underwriters or dealers, purchasing as principals for public offering and sale by them, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set out the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities.

    The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

    Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreement to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under Canadian and US securities legislation, or to contribution with respect to payments with such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

    In connection with any offering of Securities, the underwriters may offer, allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Securities offered hereby will be passed on for the Company by Davies Ward Phillips & Vineberg LLP, Toronto, Ontario and by Troutman Sanders LLP, McLean, Virginia. At the date hereof, partners and associates of each of Davies Ward Phillips & Vineberg LLP and Troutman Sanders LLP own beneficially, directly or indirectly, less than one percent of the common shares of the Company.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

    The auditors of the Company are Ernst & Young LLP, Chartered Accountants, Ernst & Young Tower, 222 Bay Street, P.O. Box 251, Toronto, Ontario M5K 1J7. The audited consolidated financial statements of the Company as at December 31, 2001 and 2000 and for each of the three-year period ended December 31, 2001 have been audited by Ernst Young and are incorporated by reference herein in reliance on the authority of said firm as experts in auditing and accounting.

    The registrar and transfer agent for the Company's common shares and Warrants is Computershare Trust Company of Canada through its offices at 100 University Avenue, Toronto, Ontario M5J 2Y1.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed with the securities commissions or similar authorities in each of the provinces of Canada are specifically incorporated by reference in and form an integral part of this prospectus:

    (a) the Company's Annual Information Form dated April 24, 2002 consisting of the Company's Annual Report on Form 20-F under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") for the fiscal year ended December 31, 2001;

    (b) the audited consolidated financial statements of the Company, including the notes thereto, as at December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 together with the auditors' report thereon;

    (c) management's discussion and analysis of financial condition and results of operations of the Company for the year ended December 31, 2001;

    (d) the Management Information Circular dated April 24, 2002, prepared in connection with the Company's annual meeting of shareholders on June 21, 2002 (excluding the sections entitled

       "Composition of Compensation Committee", "Report on Executive Compensation", "Performance Graph" and "Statement of Corporate Governance Practices");

    (e) the information set forth under the caption "Summarized Quarterly Data" on pages 40 and 41 of the Company's annual report for the year ended December 31, 2001;

    (f) management's discussion and analysis of results of operations and liquidity and capital resources of the Company for the nine months ended September 30, 2002 and unaudited consolidated financial statements of the Company as at and for the nine months ended September 30, 2002;

    (g) the material change report dated February 22, 2002 filed by the Company in respect of the redemption of the convertible notes due 2004; and

    (h) the material change report dated May 22, 2002 filed by the Company in respect of the forgiveness of certain intercompany debt owed to the Company by Sudbury Contact.

    All documents of the type referred to above, and any material change reports (excluding confidential material change reports), filed by the Company with any securities commission or similar regulatory authority in Canada, subsequent to the date of this prospectus and prior to the termination of the distribution under this prospectus shall be deemed to be incorporated by reference in this prospectus.

    Upon a new annual information form and the related annual audited consolidated financial statements being filed by the Company with, and where required, accepted by, the Canadian Securities Authorities during the currency of this prospectus, the previous annual information form, the previous annual audited consolidated financial statements and all interim unaudited financial statements (including the management's discussion of financial condition and results of operations in the quarterly reports for such periods), material change reports and management information circulars filed prior to the commencement of the Company's financial year in which the new annual information form is filed shall be deemed no longer to be incorporated by reference in this prospectus for purposes of future offers and sales of Securities hereunder.

    ANY STATEMENT CONTAINED HEREIN OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT WHICH IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT WILL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED TO CONSTITUTE A PART OF THIS PROSPECTUS.

    INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS SHORT FORM PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary, Agnico-Eagle Mines Limited, Suite 500, 145 King Street East, Toronto, Ontario M5C 2Y7, (Telephone
(416) 947-1212). For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Corporate Secretary of Agnico-Eagle Mines Limited at the above-mentioned address and telephone number.

    A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus and shall be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of the Securities covered by that Prospectus Supplement.

                             AVAILABLE INFORMATION

    The Company has filed with the SEC a registration statement on Form F-10, together with all amendments and supplements thereto, under the United States Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the securities offered in this prospectus, reference is made to the registration statement and to the schedules and exhibits filed therewith. Statements contained in this prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed and exhibits to the registration statement. Each such statement is qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. The Company is exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements, and the Company's officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, the Company is not required to publish financial statements as frequently or as promptly as U.S. companies. Any information filed with the SEC can be read and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

    The Company is an Ontario corporation with its principal place of business in Canada. All of its directors and officers and certain experts named in this prospectus are residents of Canada and all or a substantial portion of its assets and the assets of such persons are located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Company or its directors or officers, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the United States Securities Act of 1933, as amended. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Company or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the United States federal securities or any such state securities or blue sky laws.

             DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

    The following documents have been filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents referred to under "Documents Incorporated by Reference"; consent of Ernst & Young LLP; consent of Marc Legault; the powers of attorney; form of indenture relating to the debt securities; and earnings coverage ratios. If debt securities are offered under a Prospectus Supplement, a trustee's Statement of Eligibility on Form T-1 will be filed with the SEC.

                                    PART II
                  INFORMATION NOT REQUIRED TO BE DELIVERED TO
                             OFFEREES OR PURCHASERS

Indemnification.

    Under the BUSINESS CORPORATIONS ACT (Ontario), the Registrant may indemnify a present or former director or officer or person who acts or acted at the Registrant's request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of the Registrant or body corporate and provided that the director or officer acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits in his defense and fulfilled the conditions set forth above.

    In accordance with the BUSINESS CORPORATIONS ACT (Ontario), the by-laws of the Registrant indemnify a director or officer, a former director or officer, or a person who acts or acted at a Registrant's request as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor against any and all losses and expenses reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the Registrant or other corporation if he acted honestly and in good faith with a view to the best interests of the Registrant, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful.

    A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the By-Laws and the BUSINESS CORPORATIONS ACT (Ontario).

    Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy in the United States as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                    EXHIBITS

    The following exhibits are filed as part of the registration statement:

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         3.1            Earnings Coverage Ratios.*

         4.1            Annual Information Form dated April 24, 2002 consisting of the Registrant's Annual Report on Form 20-F under the United
                        States Securities Exchange Act of 1934 for the fiscal year ended December 31, 2001, incorporated by reference to the
                        Registrant's Annual Report on Form 20-F filed May 13, 2002.

         4.2            Audited comparative consolidated financial statements of the
                        Registrant, including the notes thereto, as at December 31,
                        2001 and 2000 and for each of the years in the three year
                        period ended December 31, 2001, together with the auditors'
                        report thereon and management's discussion and analysis of financial condition and results of operations of the
                        Registrant for such periods, incorporated by reference to
                        the Registrant's Annual Report on Form 20-F filed May 13,
                        2002.

         4.3            Management Information Circular dated April 24, 2002
                        (excluding the sections entitled "Composition of
                        Compensation Committee", "Report on Executive Compensation",
                        "Performance Graph", and "Statement of Corporate Governance
                        Practices"), incorporated by reference to the Registrant's
                        Annual Report on Form 20-F filed May 13, 2002.

         4.4            Management's discussion and analysis of results of
                        operations and liquidity and capital resources of the
                        Registrant for the nine months ended September 30, 2002 and unaudited consolidated financial statements of the
                        Registrant as at September 30, 2002 and for the nine months ended September 30, 2002, incorporated by reference to the
                        Registrant's Form 6-K filed October 24, 2002.

         4.5            The information set forth under the caption "Summarized
                        Quarterly Data", at pages 40 and 41 of the Registrant's
                        2001 Annual Report, incorporated by reference to the
                        Registrant's Annual Report on Form 20-F filed May 13, 2002.

         4.6            Material change report dated February 22, 2002 filed by the
                        Registrant in respect of the redemption by the Registrant of the Registrant's convertible notes due 2004, incorporated by reference to the Registrant's Registration Statement on
                        Form F-10/A (File No. 333-85192) filed on April 11, 2002.

         4.7            Material change report dated May 22, 2002 filed by the
                        Registrant in respect of the forgiveness of certain
                        intercompany debt owed to the Registrant by Sudbury Contact
                        Mines Limited, incorporated by reference to the Registrant's
                        Form 6-K filed on November 5, 2002.

         5.1            Consent of Ernst & Young LLP, Independent Chartered
                        Accountants.*

         5.2            Consent of Marc Legault.*

         6.1            Power of Attorney, included as part of Signatures.*

         7.1            Form of Trust Indenture.

------------

* Previously filed.

                                    PART III
                 UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.  UNDERTAKING

    The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2.  CONSENT TO SERVICE OF PROCESS.

    Concurrently with the filing of the initial Registration Statement on Form F-10, the Registrant previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

                                     III-1

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on November 8, 2002.

                                                AGNICO-EAGLE MINES LIMITED

                                                By                  */s/ SEAN BOYD
                                                    ---------------------------------------------
                                                                 Sean Boyd, PRESIDENT

    Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                      DATE
                      ---------                                      -----                      ----
                                                       President and Chief Executive
                   */s/ SEAN BOYD                      Officer and a Director of the
     -------------------------------------------       Corporation (Principal Executive   November 8, 2002
                      Sean Boyd                        Officer)

                                                       Vice President, Finance and Chief
                 */s/ DAVID GAROFALO                   Financial Officer and a Director
     -------------------------------------------       of the Corporation (Principal      November 8, 2002
                   David Garofalo                      Financing and Accounting Officer)

              */s/ DOUGLAS R. BEAUMONT
     -------------------------------------------       Director                           November 8, 2002
            Douglas R. Beaumont, P. Eng.

     -------------------------------------------       Director
                John T. Clement, Q.C.

     -------------------------------------------       Director
                    Irving Dobbs

                   */s/ ALAN GREEN
     -------------------------------------------       Director                           November 8, 2002
                   Dr. Alan Green

              */s/ WENCEL A. HUBACHECK
     -------------------------------------------       Director                           November 8, 2002
            Wencel A. Hubacheck, P. Eng.

                                     III-2

                      SIGNATURE                                      TITLE                      DATE
                      ---------                                      -----                      ----
     -------------------------------------------       Director
                 Bernard Kraft, C.A.

                 */s/ JAMES D. NASSO
     -------------------------------------------       Chairman                           November 8, 2002
                   James D. Nasso

                 */s/ ERNEST SHERIFF
     -------------------------------------------       Director                           November 8, 2002
                   Ernest Sheriff

               */s/ DAVID J. LEVENSON
     -------------------------------------------       Authorized United States           November 8, 2002
                  David J. Levenson                    Representative

* Pursuant to powers of attorney executed by the persons named above whose names are preceded by an asterisk, David J. Levenson, as attorney-in-fact, does hereby sign this amendment to the registration statement on behalf of each such person, in each case in the capacity indicated, on the date indicated.

By:              /s/ DAVID J. LEVENSON
            -------------------------------
                   David J. Levenson
                   ATTORNEY-IN-FACT

                                     III-3

                                 EXHIBIT INDEX

                                                                                        PAGE
     EXHIBIT NO.        DESCRIPTION                                                    NUMBER
---------------------   -----------                                                   --------
         3.1            Earnings Coverage Ratios.*

         4.1            Annual Information Form dated April 24, 2002 consisting of the Registrant's Annual Report on Form 20-F under the United
                        States Securities Exchange Act of 1934 for the fiscal year ended December 31, 2001, incorporated by reference to the
                        Registrant's Annual Report on Form 20-F filed May 13, 2002.

         4.2            Audited comparative consolidated financial statements of the
                        Registrant, including the notes thereto, as at December 31,
                        2001 and 2000 and for each of the years in the three year
                        period ended December 31, 2001, together with the auditors'
                        report thereon and management's discussion and analysis of financial condition and results of operations of the
                        Registrant for such periods, incorporated by reference to
                        the Registrant's Annual Report on Form 20-F filed May 13,
                        2002.

         4.3            Management Information Circular dated April 24, 2002
                        (excluding the sections entitled "Composition of
                        Compensation Committee", "Report on Executive Compensation",
                        "Performance Graph", and "Statement of Corporate Governance
                        Practices"), incorporated by reference to the Registrant's
                        Annual Report on Form 20-F filed May 13, 2002.

         4.4            Management's discussion and analysis of results of
                        operations and liquidity and capital resources of the
                        Registrant for the nine months ended September 30, 2002 and unaudited consolidated financial statements of the
                        Registrant as at September 30, 2002 and for the nine months ended September 30, 2002, incorporated by reference to the
                        Registrant's Form 6-K filed October 24, 2002.

         4.5            The information set forth under the caption "Summarized
                        Quarterly Data", at pages 40 and 41 of the Registrant's
                        2001 Annual Report, incorporated by reference to the
                        Registrant's Annual Report on Form 20-F filed May 13, 2002.

         4.6            Material change report dated February 22, 2002 filed by the
                        Registrant in respect of the redemption of the convertible notes due 2004, incorporated by reference to the
                        Registrant's Registration Statement on Form F-10/A (File
                        No. 333-85192) filed on April 11, 2002.

         4.7            Material change report dated May 22, 2002 filed by the
                        Registrant in respect of the forgiveness of certain
                        intercompany debt owed to the Registrant by Sudbury Contact
                        Mines Limited, incorporated by reference to the Registrant's
                        Form 6-K filed on November 5, 2002.

         5.1            Consent of Ernst & Young LLP, Independent Chartered
                        Accountants.*

         5.2            Consent of Marc Legault.*

         6.1            Power of Attorney, included as part of Signatures. *

         7.1            Form of Trust Indenture.

------------

* Previously filed.